KCCW
CERTIFIED PUBLIC ACCOUNTANTS

Audit • Tax • Consulting • Financial Advisory
Registered with Public Company Accounting Oversight Board (PCAOB)

April 22, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read under the heading "Changes in and Disagreements with Accountants on Accounting and Financial Disclosures" in this Registration Statement on Form S-1 of Liberated Syndication Inc. and are in agreement with the statements regarding our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

KCCW

KCCW Accountancy Corp.
Diamond Bar, California

KCCW Accountancy Corp.
22632 Golden Springs Dr. #230, Diamond Bar, CA 91765, USA
Tel: +1 909 348 7228 • Fax: +1 626 529 1580 • info@kccwcpa.com